FOR IMMEDIATE RELEASE
CONTACT:             Walter E. Daller, Jr., Chairman of the Board
                 Demetra M. Takes, Interim President and CEO
PHONE:               215-256-8851

Harleysville National Corporation Board of Directors Announces the Appointment of Demetra M. Takes as Interim President and Chief Executive Officer

Harleysville, PA (September 26, 2006) --The Board of Directors of Harleysville National Corporation (“HNC”) announced today its appointment of Demetra (“Deb”) M. Takes as interim President and Chief Executive Officer of HNC effective immediately. Ms. Takes is currently Executive Vice President of HNC and President and Chief Executive Officer of Harleysville National Bank and has been employed by the Bank since 1972. Mr. Gregg J. Wagner will leave the position of President and Chief Executive Officer of HNC effective immediately. He has also resigned from HNC’s Board of Directors and Harleysville National Bank’s Board of Directors effective immediately.

Speaking on behalf of the Board of Directors, Walter E. Daller, Jr., Chairman of the Board of Directors said, “Deb has been an integral member of Harleysville National Corporation’s team and will provide a fluid transition of leadership for HNC. The Board and I believe that Harleysville National Corporation will evolve through new leadership and provide the growth and profitability which our shareholders have come to appreciate. Deb has been directly involved with the development of client relationships and products, and we expect her involvement in this area to continue to enhance customer relationships.”

LeeAnn Bergey will chair the executive search and succession planning committee to review and evaluate both internal and external candidates for the position of President and Chief Executive Officer.

Harleysville National Corporation, with assets exceeding $3.2 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management, a division of HNB with assets under management in excess of $2.4 billion. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq Global Market Issues. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.